Exhibit 99.1

IRET Announces Resignation of Jeffrey K. Woodbury from Board of Directors

MINOT, N.D., January 24, 2017 — IRET (NYSE: IRET) today announced that on January 20, 2017, Jeffrey K. Woodbury tendered his resignation from IRET’s Board of Trustees, effective immediately.  Mr. Woodbury’s resignation is due to personal reasons and not for any disagreement with either the Board or IRET’s management on any matter relating to IRET’s operations, policies or practices. Prior to resignation, Mr. Woodbury had been on a Board-approved leave of absence.

“On behalf of the entire Board, IRET employees and our shareholders, I would like to thank Jeff for his service on our Board of Trustees,” commented Chief Executive Officer Tim Mihalick. “Jeff’s contributions to IRET have been significant during his many years of service, and he has been a valued asset in helping guide our strategic transition towards becoming a premier multifamily company in the Midwest.”

About IRET

IRET focuses on the acquisition, development, redevelopment and management of multifamily communities located primarily in select growth markets throughout the Midwest. As of October 31, 2016, IRET owned interests in 130 properties that were held for investment, consisting of: (1) 86 multifamily properties consisting of 12,751 units, and (2) 44 commercial properties, including 30 healthcare properties, containing a total of approximately 2.7 million square feet of leasable space. IRET’s common shares and Series B preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: IRET and IRETPRB, respectively). IRET’s press releases and supplemental information are available on its website at www.iret.com or by contacting Investor Relations at 701-837-7104.

CONTACT INFO

Investor Relations

Stephen Swett
phone: 701-837-7104
email: IR@iret.com